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                                                                     EXHIBIT 4.3

                             DATED 4th February 1994




                    (1) ENERGY CAPITAL INVESTMENT COMPANY PLC

                                     - and -

                           (2) ENCAP INVESTMENTS L.C.












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                          INVESTMENT ADVISORY AGREEMENT

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                                  Hobson Audley
                                7 Pilgrim Street
                                 London EC4V 6DR

                                  ARG/LJI/2487



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                          INVESTMENT ADVISORY AGREEMENT



AN AGREEMENT made the 4th day of February, One thousand nine hundred and ninety four.


B E T W E E N


(1) ENERGY CAPITAL INVESTMENT COMPANY PLC (registered in England No. 2867571) whose registered office is at 99 Charterhouse Street, London EC1M 6AB ("the Company"),

(2) ENCAP INVESTMENTS L.C., a Texas limited liability company whose principal place of business is at 1100 Louisiana Street, Suite 3150, Houston, Texas 77002 USA ("EnCap").

WHEREAS:

(A) The Company is desirous of appointing EnCap (subject as hereinafter provided) to advise the Company in relation to the management and investment and re-investment of the Company's Investments.

(B) EnCap is engaged in business offering investment management and advisory services in the USA in relation to the oil and gas industry and has considerable skill, knowledge and experience in that field.

NOW IT IS HEREBY AGREED as follows:

1.       INTERPRETATION

         1.1 In this Agreement the following words and expressions shall where not inconsistent with the context have the following meanings respectively:


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                  "Affiliate" with regard to another person shall mean any
                  person directly or indirectly controlling, controlled by or under common control with, such other person; "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person whether through the ownership of voting securities, by contract or otherwise;

                  "Appointee(s)" means any person or persons to whom EnCap may have delegated any of its functions hereunder;

                  "Articles" means the Articles of Association of the Company as amended from time to time and any reference herein to an Article shall be taken to refer to the Articles unless otherwise specified;

                  "Directors" means the Board of Directors of the Company from time to time including any duly appointed committee thereof;

                  "Independent Directors" means the Directors other than those connected within the meaning of Section 346 of the Companies Act 1985 with EnCap;

                  "the Investments" means the assets and rights from time to time of the Company acquired pursuant to this Agreement and held in accordance with the Memorandum of Association and Articles of the Company;

                  "Investment Policy" means the investment policy of the Company (as reviewed and amended by the Directors from time to time) as initially stated in the Particulars and repeated in Part A of Schedule One;

                  "Investment Restrictions" means the investment restrictions (as reviewed and amended by the Directors from time to time or as amended by statute or rules or


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                  regulations thereunder) as initially stated in the Particulars and repeated in Part B of Schedule One;

                  "the Particulars" means the Listing Particulars of the Company proposed to be dated 4th February 1994;

                  "the Partnership" means the US Limited Partnership to be constituted between EnCap, Lincoln National Life Insurance Company, Internationale Nederlanden (U.S.) Capital Corporation and others to co-invest with the Company as is referred to in the Particulars;

                  "the Placing" means the placing of Ordinary Shares and Warrants described in the Particulars;

                  "the Placing Agreement" means the Agreement of even date herewith made between the Company (1), Greig Middleton & Co. Limited (2) Henderson Crosthwaite Institutional Brokers Limited (3), and Rauscher Pierce & Clark Limited (4) described in the Particulars in paragraph 7(b) of Part IV thereof under the heading "General Information";

                  "Schedules" mean the Schedules annexed hereto which form part of this Agreement;

                  "the Secretary" means Aberdeen Trust PLC or the Secretary of the Company for the time being;

                  "subsidiary" has the meaning ascribed thereto in Section 144 of the Companies Act 1989;



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                  "The London Stock Exchange" means the International Stock
                  Exchange of the United Kingdom and Republic of Ireland
                  Limited;

                  Any reference to EnCap includes a reference to its duly authorised agents or delegates.

         1.2 Words and expressions contained in this Agreement (but not defined herein) shall bear the same meanings as in the Articles PROVIDED THAT any alteration or amendment of the Articles shall not be effective for the purpose of this Agreement unless any affected party (to the extent that its rights or duties hereunder are affected by such alteration or amendment) shall by endorsement hereon or otherwise in writing have assented thereto.

         1.3 The headings to the Clauses of this Agreement are for convenience only and shall not affect the construction or interpretation thereof.

2.       CONDITIONAL AGREEMENT

         This Agreement shall be conditional in all respects upon the Placing Agreement becoming unconditional in all respects.

3.       APPOINTMENT AND FUNCTIONS OF ENCAP

         3.1 The Company HEREBY APPOINTS EnCap, subject to and in accordance with the directions of the Directors, and in accordance with the Investment Policy and Investment Restrictions, as advisors and managers in respect of the investment and re-investment of the Investments on the terms contained herein and EnCap hereby accepts such appointment and agrees to assume the obligations set forth herein.



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         3.2      Without prejudice to the generality of Clause 3.1 above, the duties to be performed by EnCap on behalf of the Company in accordance with the Investment Policy and the Investment Restrictions shall include the following:

                  3.2.1 EnCap shall, as and when requested by the Board, use all reasonable endeavours to identify Investments, conforming with the Investment Policy, for recommendation to the Board. EnCap shall furnish to the Directors in relation to any proposed Investment all such information as the Directors shall reasonably require or which is in EnCap's possession, to enable the Directors to consider the proposed Investment.

                  3.2.2 Following the identification by EnCap of a Proposed Investment, EnCap shall conduct such further investigations as the Directors shall reasonably request and when reasonably requested by the Directors, EnCap shall report and advise in relation thereto.

                  3.2.3 As and when so requested by the Directors, EnCap shall commission an independent engineering firm approved by the Directors to furnish to the Directors and EnCap a report in relation to the proposed Investment. The terms of reference for such report shall be as agreed between the Directors and EnCap.

                  3.2.4 EnCap shall undertake all negotiations with third parties in relation to a proposed Investment on behalf of the Company and shall be responsible for procuring, in accordance with all applicable legal requirements and best practice, the preparation and execution of all deeds, documents of title and agreements in relation to Investments and the perfecting of the Company's title thereto.



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                  3.2.5    EnCap shall be responsible for advising and
                           instructing the Company's Corporate Managers for the time being and Secretary on administrative requirements in order to implement the making of Investments.

         3.3 Subject to the terms of this Agreement, to such directions as may from time to time be given by the Directors and to the overall policy and supervision of the Directors, EnCap is authorised to act for the Company or any subsidiary and on behalf of the Company and or any subsidiary either itself or wholly or in part through its authorised agents or delegates in the same manner and with the same force and effect as the Company or any subsidiary might or could do and to exercise the functions, duties, powers and discretions exercisable by the Directors under the Articles (including, without prejudice to the generality of the foregoing, the functions duties powers and discretions specifically mentioned in Clause 3.2 above) and to manage the investment and re-investment of the Investments.

         3.4 EnCap shall keep or cause to be kept on behalf of the Company such books, records and statements to give a complete record of all transactions carried out by EnCap on behalf of the Company (or any subsidiary) in relation to the investment and re-investment of the Investments and such other books, records and statements as may be required to give a complete record of all other transactions carried out by EnCap on behalf of the Company (or any subsidiary) and shall permit the Company and its employees and agents and the auditors for the time being of the Company to inspect such books, records and statements at all reasonable times.

         3.5 EnCap hereby warrants that it holds all licences, permissions, authorisations and consents necessary to enable it to carry out its duties as advisors and managers in the ordinary course of business. EnCap undertakes to use its best endeavours to continue to hold all such licences, permissions, authorisations and consents necessary for its duties hereunder and to notify the Company immediately should


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                  any such licence, permission, authorisation or consent cease to be in full force and effect.

         3.6 EnCap shall observe and comply with the Memorandum of Association and Articles of the Company and with any alterations thereto notified to EnCap by the Company and with the applicable provisions of the Particulars and the Investment Restrictions and all obligations deriving from listing particulars of the Company from time to time issued and all resolutions of the Directors of which it has notice and other lawful orders and directions given to it from time to time by the Directors and all activities engaged in by EnCap hereunder shall at all times be subject to the control of and review by the Directors and EnCap shall and shall procure that any person, firm or company to whom it delegates any of its functions hereunder shall give effect to all such decisions.

         3.7 EnCap shall procure that all Investments shall be registered in the name of the Company or any subsidiary or the nominees of the Company.

         3.8 EnCap undertakes with the Company that it will procure that, during the continuance of this Agreement, the Company shall be afforded the opportunity (as is provided in the Particulars) to invest in all investments made by, and investment arrangements entered into, by the Partnership in all respects upon the same terms and conditions as are afforded to the Partnership.

4.       INFORMATION OBLIGATIONS OF ENCAP

         4.1 EnCap shall keep the Company informed of all material matters relating to the Investments of the Company, to such extent and in such form and at such times as the Company shall reasonably require.

         4.2      Without limiting the generality of Clause 4.1 EnCap shall:


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                  4.2.1    When reasonably requested by the Board deliver to the
                           Company in respect of each calendar month a summary report, in such form as the Company shall reasonably require, relating to the Company's Investments and any proposed Investment then under consideration;

                  4.2.2 Within 30 days of the end of each calendar quarter, deliver to the Company a report, in such form as the Company shall reasonably require, comprising detailed financial information in relation to each Investment of the Company and including detailed cost and revenue allocations;

                  4.2.3 Within 90 days of the end of each financial year of the Company, deliver to the Company a report, in such form as the Company shall reasonably require, comprising financial and taxation statements in relation to the Company's Investments as at the end of the financial year then ended prepared by a firm of accountants previously approved by the Company and reserve reports prepared in relation to the Company's Investments as at the end of the financial year then ended, prepared by such independent petroleum engineer previously approved by the Company.

5.       REMUNERATION

         5.1 The Company shall during the continuance of this Agreement pay to EnCap by way of remuneration for the provision of services and advice pursuant to this Agreement an annual fee, payable by equal quarterly instalments in arrears on 31st March, 30th June, 30th September and 31st December in each year, calculated at the rate of 1% of the Company's NAV as at 31st December preceding the year in which the payments are due to be made. For the purposes of this clause "NAV" means the amount in US dollars of the aggregate of:

                  5.1.1    All cash at bank and in hand of the Company; and


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                  5.1.2    All amounts owing to the Company, whether or not due
                           for payment or repayment at the relevant time, excluding (i) any amount falling within sub-clause
                           5.1.4 and (ii) any amount loaned by the Company and secured on any asset or interest in respect of oil and gas to the extent that the present worth of future revenue, discounted at a rate of 10 per cent per annum, of the proved reserves (as shown in the relevant independent petroleum engineer's reserve report prepared as at the relevant date or the closest practicable date thereto) securing any such loan does not provide a coverage ratio in respect of the amounts advanced by the Company and all accrued interest of at least 1:1; and

                  5.1.3 The present worth of the future net revenue, discounted at 15 per cent per annum, of the proved reserves attributable to any direct equity interests owned by the Company in oil and gas properties (as shown in the relevant engineer's reserve report prepared as at the relevant date or the closest practicable date thereto); and

                  5.1.4 In the case of any Investment comprising debt or equity securities (including without limitation shares, options, warrants and bonds) that are traded on a recognised investment exchange, the aggregate of the market value to the Company of such securities as at the relevant date (it being agreed that in the event that an Investment falls within this sub-clause
                           5.1.4 and any of sub-clause 5.1.2, 5.1.3 and 5.1.5,
                           the provisions of this sub-clause 5.1.4 shall apply to the exclusion of the other sub-clauses for the purposes of calculating NAV); and

                  5.1.5 In the case of any Investment comprising any equity securities in any entity (whether corporate or not) not falling within sub-clause 5.1.4, the value of such equity securities to the Company calculated on the basis of that proportion of such entity's NAV attributable to the Company (the


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                           NAV of such entity being calculated on the same
                           basis, mutatis mutandis, as is set out in this Clause);

                  less an amount equal to all indebtedness of the Company at the relevant time, whether or not then due for payment or repayment;

                  PROVIDING that for the purposes of this clause the NAV of the Company as at 31st December 1993 shall be deemed to be equal to the net proceeds of the Placing having deducted all expenses thereof.

                  PROVIDING further that the NAV shall be determined by the Independent Directors using the foregoing principles and reserve reports prepared by an independent petroleum engineering firm, which shall use the same assumptions for future oil and gas prices as those generally utilised by major oil and gas lending institutions in the USA at the time the valuation is made;

         5.2 The fees payable hereunder are inclusive of all applicable value added tax and any other sales or services taxes whatsoever payable from time to time and whether principally by the Company or EnCap.

         5.3 The fees payable pursuant to Clause 5.1 shall be deemed to accrue on a daily basis.

         5.4 By way of further remuneration for the provision of services and advice pursuant to this Agreement, and provided that this Agreement shall not previously have been terminated by EnCap pursuant to Clause 13.1 or by the Company pursuant to Clause 13.2, the Company shall pay to EnCap as soon as such amount shall have been determined following 31st December 2001 or the date a special resolution is passed pursuant to Section 84 Insolvency Act 1986 for the voluntary winding up of the Company, whichever is the earlier, an amount equal to 25%. of the


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                  Company's Adjusted NAV as at 31st December 2001 or the date of the passing of the special resolution for the winding-up of the Company, as appropriate.

         5.5      Adjusted NAV means, at the relevant date:

                  (a)      NAV;

                  (b) less an amount equal to the aggregate of the Company's share capital and the amount standing to the credit of the Company's share premium account as converted (where appropriate) into US dollars at the actual exchange rates at which such subscriptions were converted into US dollars; and

                  (c)      (i)      less the amount (if any) by which an 8%
                                    annual rate of return on the aggregate of the Company's share capital and the amount standing to the credit of the Company's share premium account, calculated from the relevant dates of payment to the Company of such share capital and share premium, exceeds the aggregate of the dividends paid by the Company since its incorporation, inclusive of any tax credit in respect of such dividends; or

                           (ii) aggregating therewith the amount (if any) by which the aggregate of the dividends paid by the Company since its incorporation, inclusive of any tax credit in respect of such dividends, exceeds an 8% annual rate of return on the aggregate of the amount standing to the credit of the Company's share capital and share premium account calculated from the relevant dates of payment of such share capital and share premium.



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         5.6      In the event of any dispute with regard to the determination of any fee payable pursuant to this Clause, such dispute shall be referred for determination to the Company's auditors, or such other firm of Chartered Accountants as the Company and EnCap shall agree. In making a determination such accountants shall act as experts and not as arbitrators and they shall be entitled to call for and inspect such documents as they shall deem appropriate. The determination of such accountants shall be final and binding on the Company and EnCap.

6.       ADDITIONAL SERVICES

         If EnCap, being willing and having been called upon so to do, shall render or perform extra or special services of any kind to the Company, EnCap shall be entitled to receive such additional reasonable fees therefor as the Directors in consultation with EnCap may from time to time agree. If EnCap offers additional services to the Company, EnCap may determine the level of fees or charges as it deems fit and proper for the payment of such services and offer to provide such services to the Company and the Company may accept or reject an offer of such services as it so determines.

7.       EXPENSES

         7.1 Unless otherwise agreed between the Company and EnCap, the Company shall pay or procure payment of the following expenses:-

                  7.1.1 All accountancy fees, petroleum consultants' fees and legal expenses incurred by the Company or EnCap or the secretary in connection with the identifying, negotiating and making of Investments and all other professional and other charges in respect of services rendered to the Company or EnCap in connection with the matters aforesaid;



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                  7.1.2    Any stamp and other duties, taxes, Governmental
                           charges, brokerage, transfer fees, registration fees and other charges payable in respect of the acquisition or realisation of any Investment, including charges for the transfer of funds or instructions for delivery of securities by telex, cable, telephone or otherwise;

                  7.1.3 All taxes and corporate fees payable by the Company to the Government or other authority or to any agency of the Government or authority in the United States of America or elsewhere;

                  7.1.4 All charges specifically incurred by EnCap on behalf of the Company.

                  EnCap will advise the Company prior to incurring any third party fees or any third party expenses for the account of the Company if EnCap believes that such fees or expenses will exceed US$7,500.

         7.2      EnCap shall provide at its own expense:-

                  7.2.1 Such staff as may be necessary for the due performance of its duties hereunder;

                  7.2.2 Such office and other accommodation and office equipment as may be necessary for the due performance of its duties hereunder.

         7.3 It is hereby expressly declared that the persons employed by EnCap to perform its obligations under this Agreement shall be the employees, agents or subcontractors of EnCap and not of the Company and accordingly shall not be regarded or treated as employees of the Company.



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         7.4      Any arrangement or other fee (on the appropriate proportion thereof) paid to EnCap in respect of any Investment shall be paid or reimbursed by EnCap to the Company.

8.       POWER OF DELEGATION

         EnCap may with the consent of the Company delegate the whole or any part of its powers, duties, discretions and functions hereunder to any person, firm or company.

9.       NON-EXCLUSIVITY

         9.1 The services of EnCap hereunder are not to be deemed exclusive to the Company and EnCap or any Affiliate thereof shall be free to render similar services to others on such terms as EnCap or such Affiliate may arrange so long as its services under this Agreement are not thereby impaired, and to retain for its own use and benefit fees or other moneys payable thereby, and EnCap shall not be deemed to be affected with notice of or to be under any duty to disclose to the Company any fact or thing which may come to the notice of it or any servant or agent of it in the course of EnCap rendering similar services to others or in the course of its business in any other capacity or in any manner whatsoever otherwise than in the course of carrying out its duties under this Agreement.

         9.2 EnCap shall procure that the Company shall have first priority (together with the Partnership) to make Investments identified by EnCap complying with the Investment Policy and Investment Restrictions provided that in the absence of bad faith EnCap shall not be liable to the Company in respect of it having arranged any Investment made by any person (including EnCap's affiliates) which investment the Directors may determine as having complied with the Investment Policy and Investment Restrictions.



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10.      EXERCISE OF RIGHTS ATTACHED TO INVESTMENTS

         Subject as otherwise provided in this Agreement, any rights conferred by Investments of the Company shall be exercised in such manner as the Directors may determine and EnCap shall (in so far as it is able) procure the exercise of such rights in accordance therewith.

11.      CUSTODY

         EnCap shall be responsible to the Company for procuring the safe custody of all documents of title, deeds, certificates and agreements in respect of the Investments of the Company unless otherwise notified by the Company in writing.

12.      LIABILITY AND INDEMNITY

         12.1 EnCap shall not be liable to the Company or any subsidiary for any action taken or not taken by them or for any action taken or not taken by any other person with respect to the Company or any subsidiary or in respect of the Investments provided that EnCap shall remain liable for any loss arising from the fraud, negligence, wilful default, bad faith or misconduct of EnCap, its employees and/or any of their agents.

         12.2 The Company hereby indemnifies EnCap and each officer, employee or agent of EnCap against any losses, claims, damages or liabilities (including legal or other expenses reasonably incurred) to which such person may become subject by reason of its being an officer, employee or agent of EnCap (but only to the extent and with respect to services performed by EnCap or officers, employees or agents of EnCap for or on behalf of the Company) or representing the Company or any subsidiary on the Board of Directors of any company in which the Company or any subsidiary has invested or otherwise in providing services under this


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                  Agreement provided that this indemnity shall not apply in
                  cases of fraud, negligence, wilful default, bad faith or misconduct.

13.      TERMINATION

         13.1 EnCap shall be entitled to resign its appointment hereunder:

                  (i) by giving at any time not less than one year's notice in writing to the Company expiring not earlier than the date of the second anniversary hereof;

                  (ii) at any time by notice in writing to the Company if the Company shall go into liquidation or if a receiver or administrative receiver or administrator is appointed over any of the assets of the Company;

                  (iii) at any time if the Company shall commit any breach of its obligations under this Agreement and (if such breach shall be capable of remedy) shall fail within 30 days of receipt of notice served by EnCap requiring it so to do to make good such breach.

         13.2     The Company may terminate the appointment of EnCap hereunder:

                  (i) if EnCap shall go into liquidation (except a voluntary liquidation for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the Company) or if a receiver or administrative receiver or administrator is appointed of any of the assets of EnCap or if a meeting of EnCap's creditors is convened, or if any analogous insolvency proceeding shall be taken in respect of EnCap in any jurisdiction, or if EnCap ceases or threatens to cease to carry on its business;



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                  (ii)     if EnCap shall commit any significant breach of its
                           obligations under this Agreement and (if such breach be capable of remedy) shall fail within 30 days of receipt of notice served by the Company requiring them to make good such breach.

         13.3 The appointment of EnCap under this Agreement shall terminate automatically upon the passing of a special resolution of the Company pursuant to Section 84 of the Insolvency Act 1986 requiring the Company to be wound up.

         13.4 On termination of the appointment of EnCap under the provisions of this Clause, EnCap shall be entitled to receive all fees and other moneys accrued due up to the date of such termination but shall not be entitled to compensation in respect of such termination and EnCap shall deliver to the Company or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to the Company or any subsidiary in the possession of or under the control of EnCap and take all necessary steps to vest in the Company any assets previously held in the name of or to the order of EnCap on behalf of the Company or any subsidiary.

14.      CONFIDENTIALITY

         14.1 Neither of the parties hereto shall during the continuance of this Agreement or after its termination disclose to any person, firm or fund whatsoever (except with the authority of the relevant party or unless ordered to do so by a court of competent jurisdiction) any information relating to the business, investments, finances or other matters of a confidential nature of the other party of which it may in the course of its duties hereunder or otherwise become possessed and each party shall use all reasonable endeavours to prevent any such disclosure as aforesaid.



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         14.2     EnCap and the Company shall be permitted to refer to the
                  appointment hereunder in their corporate literature provided that the text of any such reference is approved by the other, such approval not to be unreasonably withheld or delayed.

15.      RELIANCE ON DOCUMENTS

         Wherever pursuant to any provision of this Agreement any notice, instruction or other communication is to be given by, or on behalf of, the Company (or its Directors) to EnCap, EnCap may accept as sufficient evidence thereof:

         (i) a document signed or purporting to be signed on behalf of the issuing party or by such person or persons whose signature EnCap is for the time being authorised by such issuing party to accept; or

         (ii) a message by tested telex, telecopler, facsimile machine, or cable transmitted by, or on behalf of, the Company (or its Directors) by such person or person whose messages EnCap is for the time being authorised by the Company or its Directors to accept, and EnCap shall not be obliged to accept any document or message signed or transmitted or purporting to be signed or transmitted by any other person.

16.      NOTICES

         Any notice given hereunder shall be in writing and shall be served by hand or by being sent by prepaid post or telex or telecopier or facsimile machine in the case of the Company to its registered office for the time being marked for the attention of the Secretary and in the case of EnCap to Messrs Hobson Audley, 7 Pilgrim Street, London EC4V 6DR (marked for the attention of Mr M.C. Audley) or such other address in the United Kingdom from time to time notified to the Company for the service of notices.



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17.      ASSIGNMENT

         Neither party hereto shall be entitled to assign or otherwise part with any interest in this Agreement unless the prior written consent of the other has been obtained.

18.      INVALIDITY

         The invalidity or unenforceability of any part of this Agreement shall not prejudice or affect the validity or enforceability of the remainder.

19.      PROPER LAW

         This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England and the parties hereby submit to the non-exclusive jurisdiction of the Courts of England and Wales.

IN WITNESS whereof the parties hereto have caused this Agreement to be executed the day and year first before written.


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



                                  SCHEDULE ONE

                                     PART A

                                INVESTMENT POLICY


Any investment will, at the time it is undertaken, be limited to 15 per cent of the Company's assets. The Company will not take legal or management control of underlying investments, nor will it be actively involved in the management of the projects or entities which it invests.

Investments are expected to take the form of mezzanine-style debt instruments together with long term equity in the form of royalty interests, net profit interests, production payments, working interests and other interests in oil and gas. The right is reserved also to hold other forms of debt or equity securities including options or warrants and investments may take the form of partnership arrangements, participations, joint ventures, limited liability company interests, corporation shares and other forms of equity investment. Care will be taken both on initial investment and on re-investment to ensure that sufficient income will accrue to the Company as a return on capital invested to cover administrative expenses and to permit a progressive dividend policy.

No investments will be made which require mandatory funding beyond a fixed amount. Funding of any investment may be made in instalments.

Whilst the Company has the power to borrow up to its capital and reserves, there is currently no intention to utilise this.

The Company will invest in project equity opportunities in the upstream sector of the oil and gas industry where risks can be quantified by engineering analysis. EnCap will only recommend Investments to the Directors which meet the following criteria:



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



o        All investments will be supported by proved oil and gas reserves.

o The proved oil and gas reserves must have been confirmed by a qualified, independent petroleum engineering firm chosen from a pre-approved list. Reserves will be risk valued according to category and specific opportunity with no value given to non-proven categories unless geological evidence is sufficient to justify inclusion of some probable value.

o Proposed investments must offer a pre-tax return to the Company of at least 20% p.a. net of all fees and performance-related compensation. Evaluations will be made on the basis of reports provided by independent engineering firms utilising hydrocarbon price projections generally used by major commercial banks active in energy financing.

o Neither EnCap nor the Company will act as operator for any oil and gas properties or projects. It will propose investments only where it believes that a proposed operator/ project sponsor has experienced management and personnel with high integrity and a proven track record and experience in the area where the investment is to be made. The operator must demonstrate sufficient financial strength both in terms of net worth and cash flow, to administer and operate the project throughout the expected term of the investment.

o No investment will be proposed where a likelihood exists of adverse selection by the operator/project sponsor (i.e. minimal potential for conflicts of interest).

o Each operator/project sponsor must contribute an acceptable portion of the cost of the project on a basis that is subordinate or similar to the investment to be made by the Company.

o No Investment will be made unless the Partnership, EnCap or other funds managed by EnCap, or investors procured by EnCap also invest on a substantial basis.


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



                                  SCHEDULE ONE

                                     PART B

                             INVESTMENT RESTRICTIONS


(i) A reasonable spread of investments will normally be maintained, any new investment being limited to not more than 15 per cent of the group's assets (before deducting borrowed money) at the time it is made, for which purpose any existing interest in the project must be aggregated with the proposed new investment;

(ii) The policy statement set out in Schedule 1 Part A will be adhered to for at least 3 years from the date hereof;

(iii) Dividends will only be paid to the extent that they are covered by income received from underlying investments, shares of profits of associated companies being unavailable for this purpose unless and until distributed to the Company; and

(iv) Realisation of any investment carried at directors' valuation amounting to 50 per cent or more of the portfolio will be conditional on shareholders' approval.

None of the restrictions set out above will require the realisation of any relevant asset of the Company where any of such restrictions is breached by reason of any event outside the control of the Company and occurring after the investment in the relevant asset is made or by reason of the receipt or exercise of any rights, bonuses or benefits in the nature of capital, or any scheme of arrangement for amalgamation, reconstruction, conversion or exchange, or of any repayment or redemption.


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


SIGNED by                     )
for and on behalf of          )
ENERGY CAPITAL INVESTMENT     )
COMPANY PLC                   )
in the presence of:-          )



SIGNED by.                    )
for and on behalf of          )
EnCAP INVESTMENTS L.C.        )
in the presence of:-          )



                                     - 23 -